Valhi Proposes Merger With Tremont



         DENVER, July 29, 2002 . . . Tremont Corporation ("Tremont") (NYSE: TRE) announced today that it has received a merger proposal from Valhi, Inc. (NYSE:
VHI). Valhi's proposal contemplates that stockholders of Tremont (including NL Industries, Inc.) other than Valhi would receive between 2 and 2.5 shares of Valhi common stock for each share of Tremont common stock. Valhi and NL together currently own approximately 80% of the 6,424,858 shares of Tremont common stock outstanding.

         Tremont said it expects its Board of Directors to form a special committee comprised of Board members unrelated to Valhi to review the proposal.

         Tremont, headquartered in Denver, Colorado, is principally a holding company with operations in the titanium metals business, conducted through Titanium Metals Corporation (TIMET), in the titanium dioxide pigments business, conducted through NL, and in real estate development, conducted through The Landwell Company.

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